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                                                                    EXHIBIT 99.2


Integrated Circuit Systems Makes Announcement
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Valley Forge, Pa.-- Oct. 20, 1998 -- Integrated Circuit Systems (NASDAQ:ICST)
Tuesday announced that it will not pursue a possible buyout of the Company by a financial group led by management.

A special committee of the board of directors of the Company has been working to review the potential buyout of the Company.

That committee determined not to pursue the possible buyout by the financial group led by management based on, among other things, the advice of the committee's financial advisor that a possible offer by the management group in the range of up to $17.50 per share would not be fair to the shareholders of the Company from a financial point of view.

Henry Boreen, chairman and chief executive officer of the Company, stated, "I certainly understand and accept the special committee's decision, and I am committed to the Company."

Integrated Circuit Systems Inc. is a manufacturer of integrated circuit products focusing on the design and marketing of mixed signal integrated circuits for frequency timing, multimedia and data communications applications. The Company is headquartered in Valley Forge, with a major facility in San Jose, Calif.

This news release discusses primarily historical information. Statements included in this release, to the extent they are forward looking, involve a number of risks and uncertainties related to competitive factors, technological developments and market demand.

Further information on these and other potential factors that could affect the Company's financial results can be found in the Company's Form 10-K for its fiscal year ended June 27, 1998.

CONTACT: Integrated Circuit Systems
Hock E. Tan, CFO/COO, 610/630-5300